Exhibit 23.2

[LOGO OF KPMG]

One Mellon Bank Center Pittsburgh, PA 15219	Telephone 412 391 9710 Fax 412 391 8963

The Board of Directors
Mellon Financial Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-8 regarding the Mellon Financial Corporation Stock Option Plan for Outside Directors (2001) of our report dated January 16, 2001, relating to the consolidated balance sheets of Mellon Financial Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of Mellon Financial Corporation.

Pittsburgh, Pennsylvania
May 8, 2001

/s/ KPMG LLP